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                                                                      Exhibit 11

                      WHITE ELECTRONIC DESIGNS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                         SIX MONTHS ENDED APRIL 1, 2000

_______________________________________________________________________________
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                                        SIX MONTHS
                                       FISCAL YEAR               2ND QUARTER
                                          2000                      2000
_______________________________________________________________________________

INCOME (LOSS) PER COMMON
 SHARE - BASIC

INCOME (LOSS):
Income (Loss) from Continuing
 Operations                          $ 2,503,000                 $ 1,489,000
Less: Dividends on Preferred
 Stock                                    88,955                           0
                                      __________                  __________

Income (Loss) Applicable to
 Continuing Operations                 2,414,045                   1,489,000
Income (Loss) on Discontinued
 Operations
  Net Income (Loss) Applicable        __________                  __________
   to Common Stock                   $ 2,414,045                 $ 1,489,000
                                     ===========                  ==========

SHARES:
Weighted Average Number of
 Common Shares Outstanding            16,752,578                  17,563,253

Income (Loss) Per Common Share -
 Continuing Operations               $      0.14                 $      0.08
Loss on Discontinued Operations
 Per Common Share                    $       --                  $       --
                                     ___________                 ___________
Net Income (Loss) Per Share -
 Basic                               $      0.14                 $      0.08
                                     ===========                 ===========
_____________________________________________________________________________

NET INCOME (LOSS) PER COMMON SHARE - DILUTED:

INCOME (LOSS):

Income (Loss) From Continuing
 Operations                          $ 2,503,000                 $ 1,489,000
Income (Loss) From Discontinued
 Operations                                 --                           --
                                     ___________                 ___________
Net Income (Loss)                    $ 2,503,000                 $ 1,489,000
                                     ===========                 ===========

SHARES:

Weighted Average Number of
 Common Shares Outstanding            16,752,578                  17,563,253

Number of Common Stock Equivalents
 Assuming Exercise of Options
 Reduced by the Number of Shares
 Which Could Have Been Purchased
 with the Proceeds From Exercise
 of Such Options                       1,704,835                   1,906,945

Number of shares issued for stock
 options exercised as of the
 beginning of the period                 368,008                     335,827

Number of Shares of Common Stock
 issued upon Conversion of
 Preferred Stock as of the
 beginning of the period               1,065,565                     525,401

Weighted Average Number of
 Shares and Common Stock             ___________                  ___________
Equivalents assuming conversion
 of Preferred Stock                   19,890,985                   20,331,426
                                     ===========                  ===========

Income (Loss), Continuing
 Operations Per Common Share -
 Fully Diluted                      $       0.13                  $      0.07
Loss on Discontinued Operations
 Per Common Share - Fully Diluted   $        --                   $       --
                                    ____________                  ___________

NET INCOME (LOSS) PER COMMON
 SHARE - DILUTED                    $       0.13                  $       0.07
                                    ============                  ============
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